Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-218605, 333-221534, 333-223880, 333-227449, and 333-230578 on Form S-8 and Registration Statement No. 333-227451 on Form S-3 of our reports dated November 6, 2019, relating to the consolidated financial statements of SMART Global Holdings, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers, as amended (Topic 606)),  and the effectiveness of SMART Global Holdings, Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of SMART Global Holdings, Inc. for the year ended August 30, 2019.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

November 6, 2019